Exhibit 10.28

IXI LICENSE AGREEMENT

This License Agreement ("Agreement") is made as of May 24th, 2006 (the "Effective Date"), amongst:

A. **Axis Mobile Ltd.** of 32B Habarzel St. Tel-Aviv, Israel ("Axis Mobile"), as licensor of the Software (as defined herein);

B. the "Customer" listed below, as licensee of the Software; and

Customer:	IXI Mobile (R&D) Ltd.	Contact:	Shai Farkash
Address:	17 Hatidhar St. Raanana Israel	Phone:	+972 9 747 6618
		Fax:	+972 9 747 6600
		Email:	ShaiF@ixi.com

In this Agreement, references to "a party" shall mean Axis Mobile or Customer (as the case may be) only, and references to "the parties" or "both parties" shall mean Axis Mobile and Customer only.

This Agreement sets forth the terms and conditions under which the parties agree that Customer may, pursuant to one or more separately executed Schedules, (i) obtain licenses to use Axis Mobile's proprietary software and related user documentation listed on the relevant Schedules, and (ii) purchase services listed on the relevant Schedules. This Agreement includes the attached Terms and Conditions and all Schedules and attachments that reference this Agreement, and contains, among other things, warranty disclaimers, liability limitations and use limitations.

By signing below, the parties agree to be bound by the terms and conditions of this Agreement. Any executed copy of this Agreement made by reliable means (e.g. photocopy or facsimile) is considered an original.

Customer: IXI Mobile (R&D) Ltd.

By: [signature]

Name: LIHI SEGAL

Title: CFO

Axis Mobile Ltd.:

By: [signature]

Name: Shai Schiller

Title: CEO

By: [signature]

Name: Sharon Gellbaum Shpan

Title: Director

TERMS AND CONDITIONS

1. DEFINITIONS

1.1 "Affiliates" means any person, corporation or entity which, directly or indirectly, through one or more intermediates, controls or is controlled by, or is under common control with, another person, corporation or entity. "Control" means ownership of more than fifty percent (50%) of the shares or securities or other ownership interest. Such corporation, company or other entity shall be deemed to be an affiliate only as long as such ownership interest exists.

1.2 "Axis Optimizer" means a product offered by Axis Mobile that allows viewing of various E-mail attachments.

1.3 "Customer's Network" means Customer's LAN, WAN, VPN or similar network.

1.4 "Deliverables" - means the Licensed Software and certain technical information relating to the Licensed Software as detailed in Schedule A1 attached hereto.

1.5 "Intellectual Property Rights" means patent rights (including patent applications and disclosures), copyrights, trade secrets, database rights, know-how, design and any other intellectual property rights recognized in any country or jurisdiction in the world.

1.6 "Licensed Software" means Axis Mobile's proprietary software products adapted for the Customer's needs, suitable for the integration of such licensed software within Customer's servers and in accordance with the Technical Specifications and related user documentation specified in a Schedule B executed by the parties pursuant to this Agreement, including any error corrections and updates thereto provided by Axis Mobile to Customer under this Agreement.

1.7 "Ogo Devices" – wireless Instant Messaging and Mobile E-mail devices that are products of Customer.

1.8 "Relevant Third Parties" in relation to Customer means the sales representatives, resellers, distributors direct customer and service contractors of Customer and/or its Affiliates, collectively.

1.9 "Services" means the maintenance and support, adaptation, integration, installation, training, hosting and other Axis Mobile services provided under this Agreement.

1.10 "Technical Specifications" means the relevant technical specifications as to the Licensed Software that are specified in **Schedule A1** herein.

2. GRANT OF RIGHTS

2.1 Grant of License. Subject to the terms and conditions of this Agreement, Axis Mobile grants to Customer a nonexclusive, non-sublicensable, nontransferable (except in accordance with Section 12.1 below) worldwide license, to:

(a) permit full use of the Axis Optimizer and Licensed Software for the purpose of transferring, processing, transcoding and otherwise accessing various kind of messages and other data to dedicated Ogo Devices in accordance with the product rights and limitations set forth in the applicable Schedule A;

(b) make a reasonable number of copies of the Licensed Software and related user documentation that accompanies the Licensed Software;

2.2 License Restrictions. Except as specifically allowed under this Agreement, the license granted herein does not authorize Customer (nor may Customer allow any Affiliate, Relevant Third Party or third party, other than Axis Mobile or its authorized third party) to: (a) copy, distribute, reproduce, use or allow third party access to the Licensed Software except as expressly authorized under this Agreement; (b) decompile, disassemble, reverse engineer, translate, convert or apply any procedure or process to the Licensed Software in order to ascertain, derive, and/or appropriate for any reason or purpose, the source code or source listings for the Licensed Software or any trade secret information or process contained in the Licensed Software; (c) modify, incorporate into or with other software, or create a derivative work of any part of the Licensed Software; (d) use, access or allow access to the

Licensed Software in any manner on any other platform apart from Ogo Devices to provide service bureau, time-sharing or other computer services to third parties which were not granted license under this Agreement; (e) disclose the results of any benchmarking of the Software, or use such results for its own competing software development activities, without the prior written consent of Axis Mobile; or (f) attempt to circumvent any user limits agreed with customer or other license, timing or use restrictions. Customer is hereby notified that the Licensed Software may contain time-out devices, counter devices, and/or other devices intended to ensure the limits of a particular license shall not be exceeded ("Limiting Devices.

2.3 Limited Rights. Customer's rights in the Licensed Software shall be limited to those expressly granted in this Agreement. Notwithstanding the foregoing, Customer's Affiliates, and Relevant Third Parties, may exercise Customer's rights hereunder pursuant to the terms and conditions of this Agreement. Customer agrees to be responsible for a breach of this Agreement arising out of the use of the Licensed Software by such Affiliates, as if such breach was that of Customer.

2.4 Axis Mobile reserves all rights and licenses in and to the Licensed Software not expressly granted to Customer under this Agreement.

3. OWNERSHIP

3.1 Licensed Software. Axis Mobile and its licensors presently own and shall continue to own all right, title, and interest in and to the Licensed Software and all worldwide Intellectual Property Rights therein. Customer shall not delete or in any manner alter or obscure the copyright, trademark, and other proprietary. Information not supplied Customer shall reproduce such notices on all copies it makes of the Licensed Software. The parties expressly agree that the Licensed Software is licensed to the Customer and not sold.

3.2 Content. As between Axis Mobile and Customer, all Customer content submitted by Customer to the Licensed Software, whether posted by Customer or by third parties, remains the sole property of Customer. Axis Mobile shall have access to the Customer content solely to respond to service or technical problems; provided that (a) Axis Mobile shall take reasonable steps to minimize interference with Customer's use of the Customer content; (b) Axis Mobile shall not alter such content; (c) Axis Mobile shall keep such Customer content in strict confidence, shall not disclose it to any third party, and shall not use it for any purpose other than for the aforesaid response purposes.

4. SERVICES

Maintenance and Support Services. Axis Mobile shall perform the maintenance and support services at the relevant level selected in accordance with **Schedule C** (maintenance agreement) hereto.

5. ORDERING AND DELIVERY

Delivery, Installation and Integration. Axis Mobile shall deliver to Customer the Deliverables in a form suitable for the purposes set forth in this Agreement and as agreed by the Parties and shall install and integrate the Licensed Software into Customer's servers within 30 days from the Effective Date.

Acceptance. Promptly after the installation and integration of the Licensed Software, Customer shall review and test the Licensed Software a full internal QA tests to ascertain whether the Licensed Software comply with the Technical Specifications and in conformity with Customer's servers and products. All such testing and any process related thereto shall be collectively referred to as the "Acceptance Testing" and are listed in Schedule D. During the Acceptance Testing if Customer determines that there is a failure to conform with Customer's servers, Customer's products, to any such specification or other description set forth in the Technical Specifications, Customer shall so notify Axis Mobile and shall include a reasonably detailed description of such failure. Pursuant to such notification, Axis Mobile shall use its best efforts to correct such failure and re-deliver, install and integrate the Licensed Software within Customer's servers as promptly as reasonably possible. "Acceptance" of the Licenses Software shall occur upon the earlier of the following: (i) receipt by Axis Mobile of a written notice from Customer of the successful completion of the Acceptance Testing (as determined by Customer); (ii) any commercial use of the Licensed Software by Customer or anyone on its behalf other than the use needed for performing the Acceptance Testing.

5A. ESCROW

The parties agree that upon Customer reaching [redacted] users which will use the Licensed Software under this Agreement Customer will have the right for an Escrow for the Licensed Software in accordance to the following terms:

5A.1 Axis Mobile warrants that the complete source code for the Licensed Software along with all Deliverables and related documentation that will exist at the above [redacted] users date or thereafter becomes available including, without limitation, the then current version of the Licensed Software being used by Customer will have been deposited and maintained at Customer's expense in an escrow account (the "Escrow Account") pursuant to an agreement (the "Escrow Agreement") between Axis Mobile and an escrow agent (the "Escrow Agent") reasonably satisfactory to Customer. Escrow Agent will be an Israeli Escrow Agent which shall have the relevant authorization to act as one from the Office of the Israeli Chief Scientist and he will act in accordance to the Israeli Chief Scientists rules relating to software in escrow. The Escrow Agent shall be instructed to certify in writing to Customer within 30 days after the acceptance of the Licensed Software that such source code and Deliverables and related documentation have been delivered to it. Upon execution of the Agreement, the Escrow Agent shall be instructed in writing by Axis Mobile upon execution hereof to deliver all such Licensed Software and Deliverables and related documentation to Customer upon written notice thereof by Customer promptly after any of the following occurrences:

(i) Axis Mobile materially defaults on its performance of the Agreement and has failed to cure any such default within 30 days after receiving from Customer a written notice thereof;

(ii) Axis Mobile suspends or discontinues business or indicates its intention to suspend or discontinue business;

(iii) Axis Mobile sells, transfers, assigns or otherwise encumbers all or a substantial portion of its assets without contractual assurance of continued support for the Licensed Software, said assurance to be reasonably acceptable to Customer;

(iv) Axis Mobile merges with or into another entity (or sells all or substantially all of its assets) without contractual assurance of continued support for the Licensed Software, said assurance to be reasonably acceptable to Customer; or

(v) Voluntary or involuntary bankruptcy filing by Axis Mobile that is not dismissed within thirty (30) days or a general assignment for the benefit of Axis Mobile's creditors.

Axis Mobile hereby grants to Customer a perpetual, worldwide, transferable, assignable right and license to use such source code, the Deliverables and any related documentation to modify or augment the Licensed Software to be used only in accordance with this Agreement.

5A.2 Customer shall have the right to (a) verify at any time, at its own cost, that the appropriate version of the Licensed Software is so deposited; and (b) test the deposited source code to confirm and verify that it is the appropriate version and that it compiles.

5A.3 Axis Mobile shall update such deposit upon request by IXI Mobile.

5A.4 Customer shall pay Axis Mobile the sum of US$5,000 + VAT for the initial and every update thereafter with the Escrow Agent. If Customer will believe that such update was done because of an Axis Mobile critical fault in the Licensed Software the parties shall bone fide negotiate as to the sum which the Customer is to pay Axis Mobile for such update.

6. FEES AND PAYMENT TERMS

6.1 <u>License and Service Fees</u>. In consideration for the rights granted and the Services provided hereunder, Customer shall pay Axis Mobile the total fees and expenses for all Licensed Software and Services specified in an executed <u>Schedule A</u> within thirty (30) days after the date of Axis Mobile's invoice for such licenses (such invoices to be issued only pursuant to the delivery of the applicable Licensed Software) and Services. For the avoidance of doubt, if such fees and expenses are paid to Axis Mobile pursuant to invoices issued by Axis Mobile to Customer, then upon Customer's payment of such invoices to Axis Mobile, the Customer shall be deemed to have discharged its

payment obligations in respect of such fees and expenses. If Customer requires for its internal processes a purchase order prior to payment of an invoice, Customer shall provide a purchase order sufficient to enable payment for the services ordered hereunder but such purchase order shall be subject to the terms of this Agreement. If an executed Schedule A contains different payment terms, those terms shall apply. Unless otherwise specified in the applicable Schedule A, Customer shall pay all amounts due under this Agreement in United States currency. All past due amounts shall incur interest at a rate equal to the lower of 1.5% per month or the highest rate permitted by law, beginning as of ten (10) days after the applicable due date.

6.2 Travel and Incidental Expenses. Customer shall reimburse Axis Mobile for any reasonable out-of-pocket expenses incurred by Axis Mobile in connection with performing any Services at Customer's site, which are approved by Customer in writing in advance.

6.3 Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added taxes and duties. Customer shall pay all taxes and duties assessed in connection with this Agreement by any authority, except for taxes payable on Axis Mobile's net income. Customer shall promptly reimburse Axis Mobile for any and all taxes or duties not payable on Axis Mobile's net income, that Axis Mobile may be required to pay in connection with this Agreement or its performance provided that a written notice was sent by Axis Mobile to Customer with all the required information prior to any such payment. If any withholding tax is imposed, Customer will deduct from the fees any withholding tax, as shall be applicable. This provision does not apply to any taxes for which Customer is exempt, provided Customer has furnished Axis Mobile with a valid tax exemption certificate authorized by the appropriate taxing authority.

7. WARRANTY AND DISCLAIMER

7.1 Limited Warranty. Axis Mobile warrants to Customer that following delivery of the Licensed Software to Customer (i) it is authorized to enter into this Agreement, and that it is authorized to grant the rights contemplated to be granted in this Agreement to Customer; (ii) the Licensed Software does not infringe on any copyright, patent or other proprietary rights (including trade secrets) of any third party; (iii) the Licensed Software will be free from material errors and shall perform substantially in conformance with the published user documentation and in compliance with its applicable specifications provided that no software can be uninterrupted or free of errors; and (iv) throughout the period during which the maintenance and support services and (if applicable) other Services hereunder are to be performed, Axis Mobile shall perform the maintenance and support services and (if applicable) other Services hereunder in accordance with the provisions of this Agreement, in a timely and professional manner, and with due and reasonable skill and care consistent with standards reasonably expected from other similar service providers in the relevant industry. The foregoing warranty in (iii) or (iv) above does not apply to: (a) failure caused by the modification or alterations of the Licensed Software by Customer or any third party without Axis Mobile prior written consent; (b) Licensed Software that is otherwise operated in violation of this Agreement or other than in accordance with the published user documentation; or (c) failures which are caused by other software or hardware products not provided or approved by Axis Mobile. As Customer's sole and exclusive remedy and Axis Mobile's entire liability for any breach of the foregoing warranty, Axis Mobile shall, in the case of a breach of the warranty in (i) (iii) or (iv) above, at its sole expense, promptly (but in any event within the same response times as those applicable to the maintenance and support services under its applicable Software Maintenance Program) repair or replace, at Customer's option, any medium or Licensed Software which fails to meet such warranty.

7.2 Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, ALL EXPRESS OR IMPLIED CONDITIONS, TERMS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.

8. INDEMNIFICATION

8.1 Infringement Indemnity. Axis Mobile shall defend and hold harmless any action brought against Customer, its directors, officers and employees and/or or its Affiliates, their shareholders, directors, officers and employees, and/or Relevant Third Parties their directors, officers and employees, to the extent that it is based upon a claim that the Licensed Software, as provided by Axis Mobile to Customer under this Agreement and used within the scope of this Agreement, infringes any Intellectual Property Right, copyright, patent, trademark, or misappropriates any trade

secret, and shall pay any costs, damages and reasonable attorneys' fees attributable to such claim that are awarded against Customer and/or its Affiliates, and/or Relevant Third Parties, or agreed upon by Axis Mobile in settlement. and Customer or its Affiliate, or the Relevant Third Party (as the case may be) shall: (a) promptly notify Axis Mobile in writing of the claim; (b) grant Axis Mobile sole control of the defense and settlement of the claim, provided that Axis Mobile shall not settle any claim without the prior approval of Customer or its Affiliate, or the Relevant Third Party (as the case may be); and (c) provide Axis Mobile with needed reasonable assistance, information and authority required for the defense and settlement of the claim. Axis Mobile shall not reimburse Customer for any unreasonable expenses incurred without the prior written approval of Axis Mobile. Customer and its Affiliates, and Relevant Third Parties, may engage counsel of their choice at their own expense.

8.2 Injunctions. If Customer's use of any of the Software hereunder is, or in Axis Mobile's opinion is likely to be, enjoined due to the type of infringement specified in Section 8.1 above, Axis Mobile shall, at its sole option and expense do one of the following: (a) procure for Customer the right to continue using such Licensed Software under the terms of this Agreement; (b) replace or modify such Licensed Software so that it is non-infringing and substantially equivalent in function to the enjoined Licensed Software; or (c) if options (a) and (b) above cannot be accomplished despite Axis Mobile's best efforts to accomplish them, then either party may terminate this Agreement with respect to such Licensed Software, whereupon Axis Mobile shall forthwith refund to Customer (i) the unamortized portion of the license fees paid hereunder, based upon a straight-line five (5) year depreciation commencing as of the date of installation at Customer of such Licensed Software; and (ii) the pro-rated portion of any fees already paid for Services relating to such Licensed Software which have not been utilized or performed as at the termination date.

8.3 Exclusions. Notwithstanding the terms of Section 8.1, Axis Mobile shall have no liability for any infringement claim of any kind to the extent it results from: (a) modification of the Licensed Software made by Customer or anyone on its behalf without the prior written consent of Axis Mobile; (b) the combination, operation or use of any Licensed Software supplied hereunder with equipment, devices or software not supplied or approved by Axis Mobile to the extent such a claim would have been avoided if the Licensed Software was not used in such combination; (c) failure of Customer to use updated or modified Licensed Software provided by Axis Mobile to avoid infringement, within reasonable time period (which shall not be more than three months) . Customer shall defend and hold Axis Mobile harmless against any expense, judgment or loss for alleged infringement of any patents or copyrights or misappropriation of trade secrets which result from Axis Mobile's compliance with Customer's designs, specifications or instructions.

8.4 Sole Remedy. THE FOREGOING PROVISIONS OF THIS SECTION 8 SET FORTH AXIS MOBILE'S SOLE AND EXCLUSIVE OBLIGATIONS, AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

9. LIMITATION OF LIABILITY

9.1 Liability Limitation. EXCEPT FOR (A) CUSTOMER'S PAYMENT OBLIGATIONS HEREUNDER, (B) AXIS MOBILE'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9 ABOVE, OR (C) EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 10 BELOW, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY, EXCEED IN THE AGGREGATE, [redacted] PRIOR TO THE DATE THE CAUSE OF ACTION AROSE PLUS THE FEES FOR SERVICES PAID OR DUE TO AXIS MOBILE HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE.

9.2 Exclusion of Consequential and Related Damages. EXCEPT FOR (A) AXIS MOBILE'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 ABOVE, OR (B) EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 10 BELOW, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER PARTY (A) FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA, OR (B) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (C) FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE (EXCEPT AS EXPRESSLY PROVIDED FOR IN THE TECHNICAL SPECIFICATIONS). NOTHING IN THIS AGREEMENT SHALL LIMIT A PARTY'S LIABILITY FOR FRAUD OR FOR DEATH OR PERSONAL INJURY CAUSED BY A PARTY'S NEGLIGENCE.

10. CONFIDENTIALITY

10.1 "Confidential Information" means: (a) the Licensed Software; (b) the terms and conditions of this Agreement; and (c) any business, financial or technical information of Axis Mobile and Customer, including but not limited to Customer content, and any information relating to Axis Mobile's or Customer's product plans, technologies, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how that is marked or otherwise identified (verbally or in writing) as confidential or proprietary, or that the receiving party knows is confidential or proprietary, or which by its nature or under the circumstances surrounding disclosure ought reasonably to be regarded as being confidential or proprietary. For the avoidance of doubt, Confidential Information of or relating to the disclosing party's Affiliates shall also be deemed to be Confidential Information belonging to the disclosing party.

10.2 Exclusions. Confidential Information does not include information that: (a) is or becomes generally known to the public through no fault or breach by the receiving party of its confidentiality obligations hereunder; (b) is lawfully known to the receiving party at the time of disclosure without any obligation of confidentiality; (c) is independently developed by employees or consultants of the receiving party or its Affiliates without use of the disclosing party's Confidential Information; (d) the receiving party rightfully obtains from a third party without restriction on use or disclosure; or (e) is disclosed with the prior written approval of the disclosing party.

10.3 Use and Disclosure Restrictions For a period of five (5) years after Confidential Information is disclosed by the disclosing party to the receiving party, the receiving party shall not use such Confidential Information except as permitted herein, and shall not disclose such Confidential Information to any third party, except to the receiving party and/or its Affiliates directors, officers, employees, representatives, agents, consultants, auditors, legal counsel or professional advisers, on a need-to-know basis, or as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (provided however that the receiving party informs such persons as to the confidential nature of the Confidential Information, ensures (by instruction, agreement or other reasonable means) that such persons observe and comply with use and disclosure restrictions at least as protective as those set forth herein, and shall be liable for any breaches of confidentiality obligations by such persons with respect to the Confidential Information). However, each party may disclose Confidential Information of the other party: (a) pursuant to the order or requirement of a court, administrative agency, regulatory or governmental body; or (b) pursuant to a registration report or schedule thereto filed or to be filed with a stock or securities exchange commission or authority, listing agency or any state securities commission, or any other associated regulatory filings; provided however that in either case, the disclosing party gives reasonable notice to the other party to contest such order or requirement, or to restrict the scope of the required disclosure, or to seek a protective or equivalent order in respect of the required disclosure. Either party may provide a copy of this Agreement or disclose its details in connection with any financing transaction or due diligence inquiry, but only if the recipient agrees to keep this Agreement confidential.

10.4 The receiving party acknowledges that in the event of any actual or threatened breach of its confidentiality obligations under Section 10 irreparable harm and injury would be caused to the disclosing party, for which monetary damages would not be an adequate remedy, and that, accordingly, the disclosing party shall be entitled to injunctive or other equitable relief from a court of competent jurisdiction.

10.5 Upon the termination of this Agreement, the receiving party shall forthwith return to the disclosing party, or destroy and certify in writing the destruction of, all tangible copies of or containing Confidential Information which are in its custody, possession or control.

10.6 The provisions of this Section 10 shall survive the termination of this Agreement.

11. TERM AND TERMINATION

11.1 Term. This Agreement shall begin on the Effective Date and shall remain in effect thereafter unless terminated earlier in accordance with the terms of this Agreement. The term of each Licensed Software license granted by Customer hereunder shall begin upon the date the applicable Schedule A is executed and shall remain in effect thereafter unless terminated earlier by either party in accordance with the terms of this Agreement.

11.2 Termination for Breach. Each party shall have the right to terminate this Agreement and any Licensed Software license granted hereunder if the other party breaches any material term of this Agreement, including but not limited to nonpayment, and fails to cure such breach within thirty (30) days (or in the case of nonpayment, within thirty (30) days) after written notice thereof.

11.3 Immediate Termination. This Agreement, including the Licensed Software licenses, shall terminate immediately upon the rendering of written notice by either party to the other party, if the other party: (a) becomes the subject of any voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (b) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or (c) suspends or ceases to carry on (or threatens to suspend or to cease to carry on) all or a substantial part of its business.

11.4 Effect of Termination. Upon any termination of this Agreement or of any individual Licensed Software license granted hereunder, Customer shall immediately cease any and all use of the applicable Licensed Software, (Deletion not acceptable) Customer shall promptly return to Axis Mobile or, at Axis Mobile's request, destroy Axis Mobile Confidential Information in its possession or control and all copies and portions thereof, in all forms and types of media, and provide Axis Mobile with an officer's written certification, certifying to Customer's compliance with the foregoing, provided, however, that Customer may retain whatever Axis Mobile Confidential Information is necessary to exercise any of Customer's surviving rights or obligations hereunder. Further, upon any termination of this Agreement Axis Mobile shall promptly return to Customer or, at Customer's request, destroy, Customer Confidential Information in its possession or control and all copies and portions thereof, in all forms and types of media, and provide Customer with an officer's written certification, certifying to Axis Mobile's compliance with the foregoing .

11.5 Continued use of licensed software by Customer. Without derogating from the terms of s. 11.4 above, upon lawful termination the Customer shall be entitled to continue the limited use of the Licensed Software already installed of its servers for the purpose of continued support of exciting customers only and subject to full and punctual payment to Axis Mobile of the license fees set in this Agreement. Axis Mobile will have no liability for such continuous usage nor it will be obliged to perform any support or upgrade.

11.6 Nonexclusive Remedy. Termination of this Agreement by either party shall be a nonexclusive remedy for breach and shall be without prejudice to any other right or remedy of such party.

11.7 Survival. The rights and obligations of the parties contained in Sections 2.3, 2.4, 3, 5, 6, 7, 8, 9, 10, 11, and 12 and any obligations to make payments of fees accrued or due hereunder prior to termination, shall survive the termination of this Agreement or of any individual Software license.

12. MISCELLANEOUS

12.1 Assignment. This Agreement shall bind, benefit and be enforceable by and against Axis Mobile and Customer and their respective permitted successors and assigns. Neither party shall assign this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the other party's prior written consent, which shall not be unreasonably withheld, except that such other party's consent shall not be required in the case of an assignment to a purchaser of or successor to substantially all of such party's business, provided that the scope of the license granted hereunder does not change and the assignee undertakes in writing to be bound by the obligations of the assignor hereunder. Any assignment by a party in breach of this Section shall be void.

12.2 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the parties duly authorized representatives. The failure by either party to enforce any provision of this Agreement shall not constitute a waiver of future enforcement of that or any other provision.

12.3 Governing Law; Forum. This Agreement shall be governed by the laws of the State of Israel without reference to its conflict of laws principles. The exclusive jurisdiction and venue for actions related to the subject matter of this Agreement shall be the competent courts located in the city of Tel Aviv- Jafa, Israel.

In any case which a party will need to issue an injunction against the other the parties agree that the competent courts in the county in which the relevant party against whom such relief shall be asked shall also have full jurisdiction to issue such injunction measures in accordance to the above-governing laws.

12.4 Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered effective on the earlier of actual receipt or: (a) three (3) days following transmission if sent by facsimile followed by written confirmation; (b) three (3) days for after posting when sent via an express commercial courier to be DHL, FedEx or UPS; or (c) ten (10) days after posting when sent via certified air-mail. Notice shall be sent to the address for each party set forth on the first page of this Agreement, or at such other address as shall be given by either party to the other in writing.

12.5 Independent Contractors. The parties to this Agreement are independent contractors and this Agreement shall not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party shall have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

12.6 Publicity and Use of Name. Axis Mobile may identify Customer in a positive manner as a customer of Axis Mobile and a user of the Axis Optimizer in press releases and/or marketing materials, and in demonstrations and presentations. Identifying Customer as a customer may include using Customer's name & Logo to identify Customer on Axis Mobile's web site, provided that Axis Mobile shall obtain the Customer's prior written consent to any such identification and/or use. At Customer's request, its logo shall be associated with a link to Customer's web site. Axis Mobile also may interview Customer's personnel regarding the performance and features of the Software (subject to Customer's prior approval). Axis Mobile may refer potential new customers to Customer as a reference for the Software and Axis Mobile, and Customer agrees to respond reasonably to all such reference contacts. After the Effective Date, either party may issue (or upon mutual agreement the parties jointly shall issue) a mutually approved press release. For any mutually agreed press release, either party may restate the language of that press release for so long as it remains factually accurate and the meaning and substance thereof is not materially altered.

12.7 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement shall be enforced to the maximum extent permissible and the other provisions of this Agreement shall remain in full force and effect.

12.8 Force Majeure. In the event that either party is prevented from or delayed in performing his obligations hereunder due to causes beyond its reasonable control ("Force Majeure"), including but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, raw materials or supplies, war, riot, act of God or governmental action, for a period of thirty (30) consecutive days or more, either party shall have the right to terminate this Agreement with immediate effect, by written notice to the other party, and neither party shall be liable to the other party for such delay or failure in performance. Upon such termination, Axis Mobile shall forthwith refund to Customer (i) the unamortized portion of the license fees paid hereunder, based upon a straight-line five (5) year depreciation commencing as of the date of delivery to Customer of such Software; and (ii) the pro-rated portion of any fees already paid for Services relating to such Software which have not been utilized or performed as at the termination date. Without derogating from any other limitations of liability contained herein, the aforementioned payment shall be the sole and exclusive obligation of Axis Mobile to Customer for any delay or failure of performance by Axis Mobile due to Force Majeure upon termination.

12.9 Attorneys' Fees. In the event any action is brought to enforce any provision of this Agreement or to declare a breach of this Agreement, the prevailing party shall be entitled to recover, in addition to any other amounts awarded in accordance with the terms of this Agreement, reasonable legal and other related costs and expenses, including attorney's fees, incurred thereby. For purposes of this section only, "prevailing party" shall mean the party that prevails on a majority of causes of action in such dispute.

12.10 Precedence. In the event of a conflict between the terms of different parts of this Agreement, the following order of priority shall apply: first, the relevant Schedule(s); second, the Agreement.

12.11 Entire Agreement. This Agreement, including all Schedules, and referenced documents, contains the complete understanding and agreement of the parties and supersedes all prior or contemporaneous

agreements or understandings, oral or written, relating to the subject matter herein.

12.12 Basis of Bargain. Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

SCHEDULE A - Pricing

This Schedule, effective upon the Effective Date set forth below, supplements and amends the Master License Agreement ("Agreement") by and between Axis Mobile Ltd., ("Axis Mobile") and the party identified below ("Customer") to license the Licensed Software and purchase the Services specified herein and to incorporate the additional terms set forth below. All of the terms and conditions of the Agreement shall continue in full force and effect except as amended by the terms of this Schedule. Unless otherwise specified, terms defined in the Agreement shall apply to this Schedule.

1. **SCHEDULE A EFFECTIVE DATE: May 24th, 2006**

2. **CUSTOMER INFORMATION:**

Customer:	IXI Mobile (R&D) Ltd.	Contact:	Shai Farkash
Address:	17 Hatidhar St. Raanana Israel	Phone:	+972 9 747 6618
		Fax:	+972 9 747 6600
		Email:	ShaiF@ixi.com

3. **SEND PAYMENTS TO: Axis Mobile Ltd., 32B, Habarzel St. Tel-Aviv, ISRAEL**

4. **CURRENCY**
Fees and expenses for all Software and Services licensed and purchased under this Schedule A (total and individual amounts) are in United States Dollar

5. **TABLE I: SOFTWARE FEES**

	Description	License Fees	Payment Terms
1	Recurring Fees for Registered (*) Consumer Ogo (**)	[redacted]	30 days from the end of quarter
2	Recurring Fees for Registered (*) Prosumer Ogo (***)	[redacted]	30 days from the end of quarter

(*) "Registered User" – a user which was registered within system database during the relevant calendar month
(**) Consumer Ogo – user who connects to private accounts (Yahoo, MSN, Google, AIM, Netvision etc.)
(***) Prosumer Ogo – user who connects to his Exchange server directly, synchronizing e-mail and/or contacts and/or calendar.

6. **TABLE 2: MINIMUM COMMITMENT FOR SOFTWARE FEES**

	Description	License Fees	Payment Terms
1	Minimal Commitment for Recurring Fees during the first 12 months from service launch (*)	[redacted]	4 Payments of $7,500, 30 days from the end of quarter
2	Minimal Commitment for Recurring Fees after the first 12 months from service launch (*)	[redacted]	4 Payments of $15,000, 30 days from the end of quarter

(*) Service Launch – completion of acceptance as in section 5 of this agreement

7. SETUP FEES

	Description	License Fees	Payment Terms
1	Setup fees for integration & adaptation Phase 1 in accordance with the specifications attached -	[redacted]	$35,000 – this payment was already made by Customer; $25,000 90 days after delivery
2	Setup fees for integration & adaptation Phase 2 in accordance with the specifications attached - to be completed within TBD from the receipt of the purchase order from Customer	[redacted]	$TBD 30 days after delivery $TBD 90 days after delivery

8. TABLE II: MAINTENANCE AND SUPPORT SERVICES

Annual Services	Description	Fee
Maintenance & Support	As in Schedule C	Included in recurring monthly fees

9. SPECIAL TERMS AND CONDITIONS

a. License Fees and Maintenance and Support Fees are payable on or before thirty (30) days after receipt of invoice. Upon request, Customer shall promptly issue a purchase order reflecting such fees.

b. Renewal of Maintenance and Support shall be based on customer commitment for payment of the minimal commitment for recurring fees as specified in Table 2.

c. Axis Mobile agrees that Customer shall use Axis Optimizer and the Licensed Software solely for the purpose of providing services to Cellular operators and ISP's around the word which provide services to users of OGO devices and therefore the Customer has the right to sub-license Axis Optimizer and the Licensed Software to said Cellular operators and ISP's solely for the provision of services to OGO Devices and not as a separate software/technology sub-license.

d. Axis Mobile has the right to terminate this Agreement in a 30-days prior notice if the Customer fails to pay Minimal Commitment for Recurring Fees as specified in section 6 of this Schedule

CUSTOMER: IXI Mobile (R&D) Ltd

By: [signature]

Name: LIHI SEGAL

Title: ______________________

Axis Mobile Ltd.:

By: [signature]

Name: Shai Schiller

Title: CEO

By: [signature]

Name: Sharon Gellbaum Shpan

Title: Director

SCHEDULE B

TECHNICAL SPECIFICATIONS